Exhibit 10.2

EMPLOYMENT AGREEMENT

Alex J. Pepe

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of May 4, 2012 between ANUE SYSTEMS, INC., a Delaware corporation (“Employer”), and Alexander J. Pepe (“Employee”).

RECITALS

A. Prior to the date of execution of this Agreement by Employer and Employee, Employee has been an employee, officer and director of Employer.

B. Employer plans to execute an Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of Employer with a subsidiary of Ixia, a California corporation (“Ixia”), as a result of which Employer will become a wholly owned subsidiary of Ixia (the “Transaction”).

C. If the Closing (as defined in the Merger Agreement) of the Transaction occurs, Employer desires to continue to retain Employee’s services, and Employee is willing to continue to perform such services, on the terms and conditions hereinafter set forth.

D. Ixia is unwilling to enter into the Merger Agreement unless Employee agrees to continue in the employment of Employer following the Closing pursuant to the terms and conditions of this Agreement and the Confidentiality, Non-Competition, Non-Solicitation and Inventions Agreement that is being entered into between Employer and Employee concurrently with the execution of this Agreement.

NOW, THEREFORE, in consideration of the provisions and the mutual covenants of the parties hereinafter set forth, it is hereby agreed as follows:

AGREEMENT

1. Effective Date. Employee’s employment under this Agreement will commence on the date on which the Effective Time occurs, as described in Section 1.2 of the Merger Agreement (the “Effective Date”).

2. Employment and Duties. During the term of Employee’s employment by Employer under this Agreement, Employee will perform services for Employer in the position of Senior Vice President & General Manager, or in such other capacity or capacities as may be approved from time to time by Ixia’s Chief Executive Officer, and shall initially report directly to Ixia’s Chief Executive Officer. In such capacity or capacities, Employee shall have such responsibilities, duties and authority as may from time to time be assigned to Employee by Employee’s supervisor or by his delegate. Employee will perform Employee’s duties at the offices of Employer to be located from time to time in or near Austin, Texas, provided that Employee may be required to travel in connection with the performance of Employee’s duties hereunder.

3. Full-Time and Exclusive Service; Compliance with Agreement, Law and Policies. Employee will loyally devote Employee’s full-time efforts to Employee’s employment with Employer hereunder. Employee will not engage in any consulting or similar activity or author any publications (outside the scope of Employee’s employment) except with the prior written approval of Ixia’s Chief Executive Officer. Notwithstanding the foregoing, Employee is permitted to engage in those activities set out in Exhibit A to this Agreement, provided always that such activities shall not interfere with Employee’s performance of duties under this Agreement. Employee will under no circumstances do anything inconsistent with the performance of Employee’s duties hereunder. Employee will comply at all times with the terms of this Agreement, with all applicable laws and with the policies and procedures of Employer.

4. Term of Agreement. Employee’s employment by Employer hereunder and the term of this Agreement will continue indefinitely until terminated in accordance with Section 6 hereof. Employee’s employment by Employer under this Agreement will at all times be “at will,” meaning that Employee may resign at any time and Employer reserves the right to terminate Employee’s employment or to alter Employee’s position and/or duties with or without notice, at any time, and for any or no particular reason. Such “at will” nature of Employee’s employment cannot be changed except by an express written agreement which must be signed by an executive officer of each of Employer and Ixia.

5. Compensation and Benefits.

5.1 Base Salary. As compensation for services rendered under this Agreement, Employee shall initially be paid an annual base salary of $280,000, payable in accordance with Employer’s standard payroll schedules in effect from time to time and subject to usual and required employee payroll deductions and withholdings.

5.2 Bonus Plans. Employee will be eligible for a discretionary bonus under Employer’s bonus program as in effect from time to time, in accordance with the terms and conditions thereof and subject to the performance of Employee and the financial performance of Employer. Employee’s at-target bonus opportunity for 2012 will be equal to 60% of Employee’s initial annual base salary as provided in Section 5.1, provided that any bonus payable to Employee for 2012 will be pro-rated based on the number of days of Employee’s bonus eligibility during 2012. Any bonus shall be paid in accordance with the terms and conditions of Employer’s employee bonus plan then in effect. Employee’s bonus eligibility and any bonus opportunity for calendar years subsequent to 2012 will be subject to future determination by Employer and Ixia; provided, however, that for 2013, Employer shall provide to Employee not less than the same bonus opportunity (if any) that Ixia or Employer then provides to employees who have positions and responsibilities that are equivalent, or substantially equivalent, to the position and responsibilities of Employee. Employee acknowledges that no set bonus for any year, including 2012, is guaranteed.

5.3 Additional Benefits. Employee will be eligible to participate in Employer’s employee benefit plans that are applicable to similarly situated employees, including, without limitation, any plans covering medical, dental, vision, life and disability, paid time off (“PTO”), 401(k) plans and educational assistance programs. Any such participation in such employee benefit plans will be subject to the terms, conditions and limitations contained in the applicable plan documents and/or policies, as well as applicable law. Employee will also be eligible to participate in

Ixia’s 2010 Employee Stock Purchase Plan from and after November 1, 2012 in accordance with the terms thereof. In general, Employee will receive such benefits as Employer generally provides to its employees holding positions similar to that of Employee, and Employee understands that Employer retains the right to establish, change or terminate any such plans, programs and benefits from time to time at its sole discretion.

5.4 Equity Incentives.

(a) Stock Options. Ixia has confirmed to Employer that: (i) within 30 days following the Effective Date, Ixia will grant to Employee non-statutory stock options to purchase 100,000 shares of Ixia Common Stock (the “Shares”), (ii) the exercise price of the Options will be equal to the closing sales price of Ixia Common Stock on the date on which the Options are granted, (iii) the Options will vest and become exercisable with respect to 25,000 of the Shares subject thereto on the one-year anniversary of the Effective Date and as to the remaining 75,000 Shares subject thereto in 12 equal quarterly installments commencing on the last day of the first full calendar quarter following the one-year anniversary of the Effective Date and continuing on the last day of each of the 11 calendar quarters thereafter, so long as Employee remains employed by Employer or an affiliated entity (an “Employer Entity”), (iv) the Options will expire, if not earlier terminated in accordance with their terms, on the seventh anniversary of the date of grant, and (v) the Options will in all respects be subject to the customary terms and provisions of Ixia’s Amended and Restated 2008 Equity Incentive Plan, as amended (the “2008 Plan”), and the agreement evidencing the Options.

(b) Performance-Based Restricted Stock Units. Ixia has confirmed to Employee that within 30 days following the Effective Date, Ixia will grant to Employee the opportunity to earn up to 50,000 performance-based restricted stock units (“PRSUs”), each of which will represent the right, to the extent such PRSU is earned and becomes eligible for vesting, to receive one share of Ixia Common Stock to be issued and delivered at the end of the applicable vesting period, provided Employee remains employed by Employer or an Employer Entity as of the applicable vesting date. The PRSUs will become earned and eligible for vesting based on the bookings recorded by Employer and any Employer Entity during 2012 for the sale of Employer’s net tool optimizer (“NTO”) products and related services during such period (the “NTO Bookings”), as such bookings are evidenced by valid purchase orders accepted on or before December 31, 2012, and as certified by Ixia within 90 days following December 31, 2012 (the date of such certification, the “Certification Date”). Only those NTO Bookings which are recorded during fiscal 2012 and are shipped either during fiscal 2012 or during the first quarter of fiscal 2013 shall be taken into account for purposes of determining NTO Bookings (hereinafter, “Qualifying 2012 NTO Bookings”). The PRSUs will become earned and eligible for vesting and, to the extent earned, will vest as follows:

(i) If Qualifying 2012 NTO Bookings are less than $56,000,000, then the PRSUs will be forfeited in their entirety and will not become earned and eligible for vesting.

(ii) If Qualifying 2012 NTO Bookings equal or exceed $56,000,000, then on the Certification Date and provided Employee remains an Employee of Employer or an Employer Entity through such date, for each full $1,000,000 by which

Qualifying 2012 NTO Bookings exceed $55,000,000, 2,500 PRSUs will become earned and eligible for vesting, up to a maximum aggregate of 50,000 earned PRSUs in the event that Qualifying 2012 NTO Bookings equal or exceed $75,000,000.

(iii) Any earned PRSUs will vest (A) as to 30% of the earned PRSUs on the Certification Date, with the shares represented thereby automatically issued and delivered to Employee on or promptly following such date and (B) as to the remaining 70% of the earned PRSUs in six equal quarterly installments, with the first installment vesting and the shares represented thereby automatically issued and delivered to Employee on or promptly following May 15, 2013 and one additional installment vesting and the shares represented thereby automatically issued and delivered to Employee on or promptly following the 15th day of the second month of each calendar quarter thereafter, so long as Employee remains employed by Employer or Employer Entity as of the applicable vesting date. The PRSUs will in all respects be subject to the customary terms and provisions of Ixia’s Amended and Restated 2008 Equity Incentive Plan, as amended, and the agreement evidencing the PRSUs.

5.5 Expenses. Employee will be reimbursed for all reasonable and necessary expenses incurred by Employee in performing Employee’s duties hereunder, provided that such expenses are in accordance with Employer’s applicable policies and are properly documented and accounted for in accordance with such policies. Expenses shall be reimbursed pursuant to Employer’s expense reimbursement policies as in effect from time to time.

5.6 Retention Bonus. Provided that Employee remains employed by Employer (or its affiliate, successor or permitted assign) on December 31, 2012, and has been employed by Employer or any of its affiliates, successors or permitted assigns at all times between the Effective Date and December 31, 2012, Employer shall provide Employee a one-time bonus (the “Retention Bonus’) calculated by the following formula: (the number of days that Employee was employed by Employer or its predecessor in 2012 immediately prior to the Closing divided by 365) multiplied by $375,000. If earned, the Retention Bonus shall be paid subject to usual and required employee payroll deductions and withholdings to Employee on or before January 30, 2013. Employee acknowledges that except for any rights under this Section 5.6, Employer’s bonus program(s) in effect prior to the Effective Date shall be terminated in all respects effective upon the Closing.

6. Termination.

6.1 General. Further to Section 4 of this Agreement, this Agreement and Employee’s employment with Employer hereunder may be terminated at any time as follows:

(a) Mutual Written Agreement. Employer and Employee may agree in writing to terminate this Agreement and Employee’s employment hereunder.

(b) Termination by Employer. Employer may terminate this Agreement and the Employee’s employment hereunder at any time at Employer’s sole discretion, with or without “Cause” (as defined in Section 6.2 below), effective immediately or as of such other date as may be agreed by the parties, by giving written notice to Employee (except that no notice is required to be given in the event of Employee’s death, in which case this Agreement and

Employee’s employment hereunder will automatically terminate). If Employer is effecting any termination for Cause, Employer shall state in the notice that the termination is for Cause and the basis for such termination under Section 6.2. Any other termination of employment by Employer will be deemed a termination of employment without Cause.

(c) Resignation by Employee. Employee may terminate this Agreement and Employee’s employment hereunder at any time, for any or no reason, by giving written notice to Employer. Any such resignation will be effective immediately or as of such other time as may be agreed by the parties.

(d) Death or Disability of Employee. This Agreement shall automatically terminate upon the death of Employee or a determination that Employee has a long-term disability. For purposes of this Agreement, “long-term disability” shall mean a condition that substantially impairs Employee’s ability to perform Employee’s obligations hereunder for at least 90 consecutive work days or for any 90 work days during any 180-day period.

6.2 Cause Defined. For purposes of this Agreement, “Cause” for Employee’s termination by Employer will exist at any time after the happening of one or more of the following events following the Effective Date:

(a) willful refusal or failure to follow one or more material Employer or Ixia policies;

(b) any conduct amounting to gross incompetence;

(c) refusal or failure, within 30 days after written notice, to perform material, appropriate duties;

(d) embezzlement, misappropriation of any Employer property or other asset of Employer or misappropriation of a corporate opportunity of Employer;

(e) conviction of Employee for or the entering of a plea of nolo contendere with respect to any felony whatsoever or for any misdemeanor involving moral turpitude;

(f) unlawful use (including being under the influence) or possession of illegal drugs on Employer’s premises;

(g) any breach by Employee of his obligations under this Agreement and/or any breach by Employee of obligations under any other nondisclosure or proprietary agreement with or on behalf of Employer, including without limitation the New Confidentiality Agreement (as defined in Section 8 below); or

(h) Employee’s death or disability (as disability is defined in Section 6.1(d) above).

6.3 “Good Reason” Defined. For purposes of this Agreement, “Good Reason” means, without the express written consent of Employee, the occurrence of one or more of the following events after the Effective Date:

(a) a reduction by Employer in Employee’s base salary rate;

(b) Employer’s requiring Employee to work at an Employer location more than 30 miles from Austin, Texas for more than 25% of Employer’s business days during any consecutive six-month period;

(c) the assignment to Employee by Employer of substantial and permanent duties which are materially inconsistent with his duties upon commencement of his Employment hereunder; or

(d) the material breach of Employer’s obligations to Employee under this Agreement;

provided, however, that Good Reason shall exist only if (i) Employee provides written notice to Employer of the existence of such a condition within 30 days of the initial existence of the condition, in which case Employer will have at least 30 days from the date on which such notice is provided to cure the condition (if such condition can be cured) without being required to make payments due to termination by Employer for Good Reason, and (ii) Employee actually terminates Employee’s employment for Good Reason within six months of the initial occurrence of any of the conditions in (a) – (d), above.

7. Effect of Termination or Resignation.

7.1 Effect of Termination or Resignation under any Circumstances. In the event of any termination of this Agreement and Employer’s employment of Employee hereunder:

(a) Employer shall pay Employee the compensation and benefits accrued and payable to Employee under Section 5 through the date of such termination; and

(b) Employee’s rights following any such termination under Employer’s equity incentive plans and under Employer’s benefit plans of general application, including without limitation any medical, dental, vision, life, disability and 401(k) plans then in effect, shall be determined under the provisions of those plans for terminated employees.

7.2 Effect of Termination by Employer without Cause or by Employee for Good Reason. In the event that (i) Employer terminates this Agreement and Employer’s employment of Employee hereunder without Cause or (ii) Employee terminates this Agreement and such employment for Good Reason, then in addition to the compensation, benefits and rights provided in Section 7.1, Employer will: (A) continue to pay Employee his base salary (at Employee’s then current annual base salary rate) through the six-month anniversary of the date on which Employee’s employment terminates (or, if such day is not a business day, on the most recent business day prior thereto); and (B) if such termination occurs prior to December 31, 2012, Employer shall provide the Retention Bonus, which shall be paid on or before the tenth day following termination of employment. Any such payments pursuant to clause (A) in the previous sentence will be payable in accordance with Employer’s regular payroll practices and will be subject to usual and required employee payroll deductions and withholdings. In addition, for the period in which Employee is eligible to receive severance payments pursuant to Section (A) above, in the event of any termination of employment subject to this Section 7.2, Employer shall provide Employee written notification of Employee’s rights to continuation of healthcare insurance coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). If Employee elects COBRA coverage, Employer will pay Employee’s premium for such coverage for all months during which the severance payments are being made, including for the full calendar month in which such payments terminate. Thereafter, Employee will be responsible for the cost of continued coverage in accordance with the provisions of COBRA. Any payments of the COBRA benefit set forth in the previous sentence and the severance payments described in clause (A) above will be subject to, and contingent upon, Employee’s execution of a severance agreement and release substantially in the form attached to this Agreement as Exhibit B; provided, however, that (x) Employee shall not for any purpose be deemed an employee of Employer after the date of such termination, and (y) in the event Employee does not timely execute the severance agreement and release, Employee shall forfeit Employee’s right to all COBRA benefits and severance payments under clause (A) of this Section 7.2 (but Employee shall not forfeit Employee’s right to the Retention Bonus under clause (B) above) and shall repay Employer for any COBRA benefits provided and severance payments made under clause (A) prior to such forfeiture. Subject to Section 7.1, for the avoidance of doubt, following any termination that is the subject of this Section 7.2, Employer shall not be obligated to provide Employee with any benefits pursuant to Sections 5.2 and 5.3.

8. Confidentiality, Non-Competition, Non-Solicitation and Inventions Agreement. Concurrently with the execution and delivery of this Agreement, Employee shall execute and enter into with Employer, effective as of the Effective Date, a Confidentiality, Non-Competition, Non-Solicitation and Inventions Agreement (the “New Confidentiality Agreement”). Upon the Effective Date, the New Confidentiality Agreement shall supersede the Employment, Confidential Information, Invention Assignment and Arbitration Agreement between Employer and Employee in effect on the date hereof. The New Confidentiality Agreement will be in addition to any Non-Competition Agreement that Employee, as a stockholder of Employer prior to the Closing, enters into with Ixia pursuant to the Merger Agreement.

9. Employee’s Representations. Employee hereby represents and warrants that (i) the execution, delivery and performance of this Agreement do not and shall not conflict with breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (ii) Employee is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity other than any such agreements with Employer, which agreements have been delivered by Employee to Employer prior to execution of this Agreement, and (iii) upon the execution and delivery of this Agreement by Employer, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.

10. Severability. Nothing herein contained shall be construed to require the commission of any act contrary to law. The determination that any provision of this Agreement is unenforceable shall not terminate this Agreement or otherwise affect the other provisions of this

Agreement, it being the intention of the parties hereto that this Agreement shall be construed to permit the equitable reformation of such provision to permit the enforcement of the remaining provisions of this Agreement as if such unenforceable provision were not included herein.

11. Equitable Relief. Employee acknowledges that the services to be rendered by Employee are of a special, unique, extraordinary and intellectual character which gives them a peculiar value, for the loss of which Employer cannot be reasonably or adequately compensated in damages, and that a breach by Employee of the provisions of this Agreement will cause Employer irreparable injury and damage. Employee therefore expressly agrees that Employer shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement, or any part hereof, and to secure its enforcement, in addition to all other remedies available to Employee.

12. Notices. Any notice required or permitted to be given under the Agreement shall be in writing and shall be deemed to have been given and received on (i) the date when personally delivered, (ii) the next business day after deposit with a reputable courier service such as Federal Express, provided receipt is confirmed by the sender, or (iii) three business days after deposit with the United States Postal Service, registered or certified postage prepaid, in each case addressed to the other party at the address shown below:

If to Employer:

Anue Systems, Inc.

c/o Ixia

26601 W. Agoura Road

Calabasas, CA 91302

Attention: General Counsel

If to Employee:

Alexander J. Pepe

Austin, TX 78738

or to such other address as either of them may designate to the other in writing.

13. Amendment and Waiver. This Agreement may be amended and any terms of it waived only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure or waiver of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same or any other provision.

14. Governing Law. Employer is incorporated in Delaware, and this Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware. The parties acknowledge that they each have, and will continue to have, substantial contacts with the State of Delaware without reference to the conflicts or choice of law principles thereof. Any litigation airing out of or relating to this Agreement shall be filed and pursued exclusively in the state or federal courts in Travis County, Texas, and the parties hereto consent to the jurisdiction of and venue in such courts.

15. Entire Agreement. Employee acknowledges and agrees that Employee is not entering into this Agreement in reliance upon any term or condition not stated herein; that this Agreement, together with the New Confidentiality Agreement and Ixia’s Amended and Restated 2008 Equity Incentive Plan, as amended, is the entire agreement pertaining to the subject matter hereof; and that this Agreement supersedes any and all prior or contemporaneous agreements, arrangements, negotiations and understandings between or among Employee and/or Employer and/or Ixia, or any of them, whether oral or written, pertaining to Employee’s employment with Employer commencing on the Effective Date.

16. Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. Employer’s rights, together with its obligations hereunder, may be assigned to any parent, subsidiary, affiliate or successor.

17. Survivability. Without prejudice to the survival of any of Employee’s other obligations and/or Employer’s other rights, Employee and Employer expressly agree that Employee’s obligations and/or Employer’s rights under Section 6 (with respect to the definitions of Cause and Good Reason) and Sections 7 through 20 will survive the expiration or termination of this Agreement.

18. Independent Advice. Employee has been encouraged to consult with counsel of Employee’s choice concerning this Agreement. Employee hereby acknowledges and represents that Employee has consulted with, or has voluntarily declined to consult with, independent counsel regarding Employee’s rights and obligations under this Agreement, and that Employee fully understands and is voluntarily agreeing to the terms and conditions contained herein.

19. Section 409A. Notwithstanding anything herein to the contrary, in the event Employee is a specified employee, as such status is determined under the nonqualified deferred compensation plans of Employer subject to Section 409A of the Internal Revenue Code, for purposes of any payment on termination of employment hereunder, payment shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of the Employee’s separation from service, to the extent required to avoid any adverse tax consequences under Section 409A of the Internal Revenue Code.

20. Agreement Null and Void for Failure to Close Transaction. In the event this Agreement does not become effective on or before December 31, 2012, it shall be deemed null and void.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ANUE SYSTEMS, INC.		EMPLOYEE

By:	/s/ Alexander J. Pepe	/s/ Alexander J. Pepe
Name:	Alexander J. Pepe	Alexander J. Pepe
Title:	President & CEO

By:	/s/ Himanshu Thaker
Name:	Himanshu Thaker
Title:	Chairman

EXHIBIT A

Outside Activities

NONE

EXHIBIT B

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between (NAME) (“Employee”) and                     , a                      corporation (“Employer”) (collectively referred to herein as “the Parties”).

RECITALS

A.	Employee is employed by Employer in the position of (POSITION).

B.	Employee’s employment with Employer will cease on (DATE) (“Termination Date”). On the Termination Date, Employee shall receive his or her final wages through the Termination Date, less deductions required by law. In addition, Employee shall receive payment for all accrued paid time off (“PTO”) through the Termination Date.

C.	Employer and Employee are entering into this Agreement pursuant to the terms and conditions of that certain Employment Agreement dated as of , 2012 between Employer and Employee (the “Employment Agreement”) and to finally and forever settle and resolve all matters concerning Employee’s employment with Employer.

ACCORDINGLY, in consideration of the terms, conditions and agreements set forth below, Employer and Employee agree as follows:

AGREEMENTS

1. Severance Payment and Benefits. Subject to Employee’s execution of this Agreement and provided that Employee does not revoke this Agreement pursuant to Section 12 below, Employer will, upon expiration of the seven-day revocation period described in Section 12, provide to Employee the payments and benefits set forth below. Employee understands that except as expressly set forth herein or in the Employment Agreement, he or she shall have no right to receive any further compensation or payment of any kind from Employer.

(a) Health Care Insurance Continuation. In accordance with the terms of the Employment Agreement, Employer shall provide Employee written notification of Employee’s rights to continuation of insurance coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). If Employee elects COBRA coverage, Employer will pay for (NUMBER, IF APPLICABLE) months of Employee’s premium for such coverage. Thereafter, Employee will be responsible for the cost of continued coverage in accordance with the provisions of COBRA.

(b) Severance Payments. Employer will pay to Employee severance payments in accordance with the terms of the Employment Agreement. The severance payments will be mailed to Employee’s home or other address designated by Employee or paid in such other manner as the parties agree.

2. Unemployment Benefits. Employer will not contest Employee’s eligibility for unemployment benefits.

3. Non-Disparagement. Employee agrees that he or she will not directly or indirectly, publish or disseminate to the media or any individual or entity information that is critical, derogatory or otherwise intended to disparage Employer or Employer’s business, senior executives or officers, whether such information is acquired during or after his or her employment with Employer. In addition, Employee agrees that he or she will not make any remarks which may damage or discredit the reputation of Employer’s products, or otherwise adversely affect the goodwill of its business, or be harmful to its business relationships.

4. General Release. Subject only to Section 7 and except for the rights and benefits specifically provided in this Agreement and in the Employment Agreement, Employee releases and discharges Employer, and each of its respective past, present and future shareholders, officers, directors, employees, agents, insurers, attorneys and parent, affiliated or related entities, and their respective successors and assigns (“Released Parties”), from all claims, demands, actions, rights, damages, costs, losses, expenses, compensation and other legal responsibilities, known or unknown, of any kind, which Employee may own or hold against any of the Released Parties at any time through the effective date of this Agreement. The rights and claims released by this Agreement include, but are not limited to, all claims of whatever kind or nature that may exist relating to, arising out of or in connection with Employee’s employment or the termination of such employment, whether such claims are presently known or are hereafter discovered or whether they are foreseen or unforeseen as of the date hereof. This release applies, without limitation, to any and all claims for employment discrimination, harassment or retaliation under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment & Housing Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, the California Labor Code, the California Health & Safety Code, or any other state, federal or local statute or regulation applicable to Employer, including any claim for intentional or negligent infliction of emotional distress, physical injury, violation of any public policy, breach of any implied or express contract, wrongful termination, fraud, intentional or negligent misrepresentation, and all other legal and equitable causes of action whatsoever and all remedies for such claims.

5. Unknown Claims. Employee understands that the release set forth above includes claims which Employee knows about and those Employee may not know about. Employee expressly waives any rights under California Civil Code Section 1542 or any similar law. California Civil Code Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release which if known by him or her must have materially affected his or her settlement with the debtor.”

For purposes of Section 1542, “creditor” refers to Employee and “debtor” refers to Employer and the Released Parties.

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6. Claims Not Affected by Release. This Release does not affect Employee’s right to apply for continuation or conversion of insurance coverage to the extent that the Employer’s insurance plans or applicable law provide for such continuation or conversion, or to any claim for disability or unemployment compensation to which Employee is entitled by law. This Release also does not apply to any claim Employee may have under the Age Discrimination in Employment Act which arises after the date Employee signs this Agreement.

7. Agreement Not To Sue and Warranty. Employee represents and warrants that Employee has filed no claims, lawsuits, charges, grievances, or causes of action of any kind against Employer and/or the Released Parties, and that, to the best of Employee’s knowledge, Employee possesses no claims (including FMLA, FLSA and/or workers’ compensation claims).

8. Non-Admissions. It is understood that by offering or entering into this Agreement, neither Employee nor Employer has admitted any liability or wrongdoing whatsoever.

9. Return of Property. Employee promises to return all of Employer’s property, including all work in progress, files, photographs, notes, records, credit cards, keys, access cards, computer, and other company or customer documents, products or property which he or she has received in the course of his or her employment, or which reflect in any way any confidential or proprietary information of Employer.

10. Confidentiality Obligations Do Not Terminate. Employee understands that after the Termination Date, Employee remains bound to comply with the terms and conditions of the Confidentiality, Non-Competition, Non-Solicitation and Inventions Agreement and any similar agreements executed during Employee’s employment with Employer (collectively, the “Confidentiality Agreements”).

11. Outstanding Stock Options. Nothing in this Agreement shall alter or affect any of Employee’s outstanding stock options or rights or Employee’s rights or responsibilities with respect thereto, including but not limited to Employee’s rights to exercise any of his or her options or rights vested as of the Termination Date.

12. Employee’s Rights to Seek Advice and to Review and Revoke this Agreement.

(a) Review Period. Employee has been given a period of twenty-one (21) days to consider whether to sign this Agreement. Employee can use as much or little of this period as Employee chooses. Employee has freely elected to execute this Agreement on the date set forth below.

(b) Attorney Advice. Employee has been advised of the opportunity to consult with an attorney before execution of this Agreement. Employee understands that it is solely Employee’s decision whether or not Employee does so.

(c) Revocation Period. This Agreement shall be revocable for the seven-day period following execution of this Agreement. Revocation must be made by delivering a signed written notice of revocation to                      at                                  . For the revocation to be effective, written notice must actually be received by                      no

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later than the close of business on the seventh calendar day after Employee signs this Agreement. If Employee revokes this Agreement, it shall not be effective in any respect and Employer shall have no obligation to provide the severance benefits referred to in Section 3 hereof. If Employee does not revoke this Agreement in accordance with this subparagraph (c), it shall be enforceable and irrevocable except by mutual agreement of the Parties hereto, executed in writing.

13. Consequences of Violation of Agreement. If either party violates its, his or her promises in this Agreement, the other party shall be entitled to recover, in addition to any other damages or remedies, such party’s attorneys’ fees and costs in defending against the claim or enforcing the terms of this Agreement.

14. Continued Cooperation. Employee acknowledges that Employer may need to consult with Employee from time to time on a reasonable basis after Employee’s Termination Date on matters that Employee worked on prior to the Termination Date. Employee agrees to cooperate with Employer and to provide any such information as is reasonably requested by Employer in any matters, litigation or proceedings with which Employee was involved, or relating to any work with which Employee was involved or had knowledge, during Employee’s employment with Employer; provided, however, that Employer shall promptly reimburse Employee for any reasonable costs incurred in connection with any such consultation and cooperation.

15. Entire Agreement. This Agreement, the Employment Agreement and the Confidentiality Agreements set forth all agreements and understandings between Employee and Employer regarding the subject matter hereof and supersede any prior agreements, understandings or promises between them. Employee acknowledges that he or she has not relied on any inducements that are not set forth herein.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

17. Severability. If any term, provision, or portion of this Agreement is held unenforceable by any tribunal, it shall be deemed automatically adjusted to the extent necessary to conform to the requirements for validity as declared at such time and, as adjusted, shall be deemed a provision of this Agreement as if originally included herein. In the event that an invalidated provision is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as if it had never been included herein. In either case, the remaining provisions shall remain in full force and effect.

18. Expiration of Offer. The offer of the severance benefits contained in this Agreement shall be considered void if this Agreement is not executed and returned to Employer by the close of business on (DATE – 21 days after TERM).

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EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS ENTERING INTO IT VOLUNTARILY ON THE DATE SHOWN BELOW HIS OR HER NAME.

NAME	EMPLOYER

By:
NAME TYPED	Name:
Title:

Date	Date

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